Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Business First Bank Employee Retirement Plan and Trust of our report dated March 15, 2019, with respect to the consolidated financial statements of Business First Bancshares, Inc. and the effectiveness of internal control over financial reporting of Business First Bancshares, Inc., included in the Annual Report on Form 10-K of Business First Bancshares, Inc. for the year ended December 31, 2018.

/s/ Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

October 18, 2019